Exhibit 99.1

Richard K. Howe Joins Kowabunga!® as Chief Executive Officer

CLEARWATER, Fla. — November 6, 2008 —Kowabunga!®  (NYSE Alternext US: KOW), the leading provider of interactive performance-based advertising networks and technology platforms, today announced that Richard K. Howe, age 46, has been appointed Chief Executive Officer and President effective November 17.  Mr. Howe will also serve on the Board of Directors.

Mr. Howe previously served as Chief Marketing/Business Strategy and M&A Officer at the Acxiom Corporation (NASDAQ: ACXM), a $1.4 billion annual revenue global interactive marketing services company. While at Axciom, Mr. Howe had been responsible for building the company’s Asia Pacific business, consulting business, targeted display advertising business and for managing the information products and analytics business.

Previously, Mr. Howe served as general manager of the $110 million Global Marketing Services unit of Fair Isaac & Company. He was also instrumental in Fair Isaac’s purchase of HNC, a software company at which he worked from 1997 to 1999.  Before joining Fair Isaac, he founded and was chairman and CEO of ieWild Inc., a marketing applications “software as a service” company whose clients included leading financial services institutions.

Mr. Howe earned a bachelor’s degree with distinction in structural engineering from Concordia University, Canada, and he earned his master’s degree in engineering from McGill University, Canada.

“We are extremely pleased to welcome Richard to Kowabunga!.  His extensive experience in brand building and marketing strategy along with his entrepreneurial drive and success in growing businesses is going to be key to the Company as we move forward,” said Mitch Tuchman,  Chairman of the Board  of Kowabunga!. “We welcome his talent and look forward to his leadership.”

Commenting on his appointment, Howe stated, “I look forward to joining the team at Kowabunga!, where the company has already orchestrated a significant transformation. I am anxious to get on board and contribute at the strategic and operational levels in a manner that delivers results for shareholders, clients and employees.”

John Meyer, Acxiom President and CEO commented, “Rich has made a significant contribution at Acxiom during his time with our company. He provided leadership in many areas of our business and his teams brought forth innovative ideas which in turn helped us become more efficient and increase the value that we bring to our customers. We wish Rich well in his new role.”

With this appointment, Stan Antonuk, currently serving as Kowabunga!’s Interim CEO will return to the position of Chief Operating Officer.

About Kowabunga!® Inc.

Kowabunga!®, Inc. enables media buyers to generate conversions more efficiently across a wide range of online media. Kowabunga!®, powered by MyAP™, ValidClick AdExchange™ and PrimaryAds™, fosters growth, protection and accountability for the online advertising industry through its revolutionary technology features such as click fraud protection, affiliate transparency, direct linking and dynamic pricing.  For more information, visit www.kowabunga.com

Contact:

Kowabunga!

Tanya Boggs, Director of Marketing

727-324-0046, x2170

tanya.boggs@kowabunga.com

Investors:

Ina McGuinness, ICR Inc.

310-954-1100